Filed Pursuant to Rule 424(b)(3)

Registration No. 333-142008

Prospectus Supplement No. 1

(To Prospectus Dated September 26, 2007)

AMERICAN DG ENERGY INC.

This prospectus supplement updates the prospectus contained in the above effective Registration Statement, which relates to the resale by certain of our security holders of shares of our common stock.

We are providing this prospectus supplement to update the cover page of the prospectus to reflect that our common stock has begun to trade on the Over-the-Counter Bulletin Board under the symbol ADGE.OB. Currently, our common stock is traded by Westminster Securities Corp., 100 Wall Street, New York, NY 10005, until November 21, 2007, after which additional market makers may effect trades in our common stock if they desire to do so.

You should read this prospectus supplement together with the above-referenced prospectus, which is to be delivered with this prospectus supplement.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 13, 2007.